Exhibit 99.1

SFX ENTERTAINMENT PROVIDES

UPDATE ON GOING PRIVATE TRANSACTION

SFX Entertainment to Report Second Quarter Results on August 10

New York, July 30, 2015 — SFX Entertainment, Inc. (NASDAQ: SFXE) (the “Company”) today announced that its special committee of independent directors has delivered notice to Robert F.X. Sillerman (“Sillerman”), the Company’s Chairman and Chief Executive Officer, that he and his affiliates are required by 10:00 a.m. (EDT) on August 13, 2015 to deliver to the special committee fully executed commitment letters describing the terms and conditions for the financing of 100% of the aggregate amount of the cash merger consideration to be paid to stockholders upon consummation of the Company’s previously announced merger transaction.

The Company and an affiliate of Sillerman signed a merger agreement on May 26, 2015 pursuant to which the Company’s stockholders will receive $5.25 in cash for each share of common stock held.

Unless an alternative transaction is proposed, reviewed and approved by the special committee, the previously announced merger transaction is expected to close during the fourth quarter of 2015, subject to the approval of the Company’s stockholders, as well as the satisfaction of certain customary closing conditions. Upon completion of the transaction, the Company will become a privately-held company.

SFX Entertainment also announced today that it will report its 2015 second quarter financial results after the market closes on Monday, August 10, 2015.  In light of the announced transaction, the Company does not intend to host a conference call or webcast.

Additional Information and Where to Find It

SFX plans to file a proxy statement for the solicitation of votes of SFX stockholders to approve the merger. THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT SFX AND THE TRANSACTION.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY DECISION REGARDING VOTING ON THE TRANSACTION.  These documents will be made available to SFX stockholders at no expense to them and will also be available for free at the SEC’s website at www.sec.gov.  Additional copies may be obtained for free by contacting SFX at 646 561 6400.

SFX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SFX stockholders in connection with the proposed transaction.  Information regarding the SFX directors and executive officers is available in its Annual Report on Form 10-K, as amended, filed with the SEC.  Other information regarding potential participants in the proxy solicitation will be contained in the SFX proxy statement filed in connection with the transaction.

Forward-looking Statements

The statements in this release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the required shareholder approval may not be obtained; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the risk that Mr. Sillerman may not have sufficient funds to consummate the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014, which is available on the SEC’s website at www.sec.gov, and in subsequent reports on Forms 10—Q and 8—K filed with the SEC by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.

SFX owns and operates Beatport, the trusted global home of electronic music where fans, DJs, and creators connect, discover, and participate in the evolution of dance music culture. Beatport offers a complete music experience for everyone, everywhere including streaming music, mobile apps and a host of ways for the EMC community to enjoy or download files, attend transformational festivals and events both in person and online, connect with like-minded fans and inspirational artists, and receive news, reviews, and unique insider access.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer

646 561 6400

Joseph Jaffoni

JCIR
212 835 8500

sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com